Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR THE SECOND QUARTER

HUDSON, OH – August 15, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2006 second quarter ended July 30, 2005. Net loss for the quarter was $5.1 million, or $0.23 loss per diluted share, compared with net income of $0.3 million, or $0.01 per diluted share in fiscal 2005.

Net sales for the second quarter increased 3.5% to $383.8 million from $371.0 million in the prior year. Same-store sales decreased 0.5% versus a 3.1% same-store sales increase for the same period last year.

Net sales for the six-month period ended July 30, 2005 were $804.5 million versus $775.9 million in the same period in the prior year. Year-to-date same-store sales grew 0.1%, compared to a same-store sales increase of 4.9% in the same period a year ago.

Results for the prior year reflect the necessary adjustments to restate the Company’s accounting for leases, as discussed in the Company’s 2005 Annual Report on Form 10-K.

Review of Operating Results

Operating loss for the second quarter was $5.7 million, or 1.5% of net sales, versus an operating profit of $3.9 million, or 1.1% of net sales, in the prior year’s second quarter.

Gross margins for the quarter decreased to 48.2% of net sales from 49.0% in the second quarter last year, due to a more promotional environment that resulted in reduced selling margins.

Selling, general and administrative expenses, excluding other expenses separately identified in the statement of operations, increased to 45.9% of net sales in the second quarter from 43.1% in the same quarter last year. The increase in percentage is due to the lack of leverage from same-store sales results, coupled with an increase in advertising and distribution costs.

Alan Rosskamm, chairman and chief executive officer commented, “We expected the second quarter to be challenging. It is historically our lowest-volume quarter of the year, which makes it difficult to cover our fixed costs. Soft store traffic, coupled with ongoing industry-wide weakness in the home-related retail sector, resulted in a sales performance that did not meet our targets for the quarter. Additionally, we responded to the softer traffic patterns with more aggressive promotions that negatively impacted gross margin performance for the quarter.”

Operating profit for the six-month period was $3.1 million, versus $18.4 million in operating profit for the first half of the prior year.

The Company opened six superstores and one traditional store in the second quarter and closed nine traditional stores. Subsequent to the end of the second quarter, the Company has opened an additional four superstores. Year-to-date, the Company has opened 21 superstores and two traditional stores, and closed 27 traditional stores. For the balance of the year, the Company expects to open 19 superstores, two traditional stores, and close 25 to 30 traditional stores.

Mr. Rosskamm continued, “Macro trends aside, we have been working diligently on fresh merchandising and marketing programs aimed at our fall and holiday selling seasons that should translate into improved sales trends for the second half. In addition, we will have the benefit of 40 additional superstores as we enter the fourth quarter. Consequently, I am confident that we can deliver improved earnings in the second half of this year, while also preparing the Company for our next phase of accelerated growth in the years beyond.”

Fiscal 2006 Outlook

As previously noted in the Company’s July sales release on August 4, 2005, the Company expects full-year fiscal 2006 earnings to range from $1.65 to $1.75 per diluted share. Earnings for the second half are estimated to be in the range of $1.70 to $1.80 per diluted share versus a $1.70 per diluted share for the comparable period of the prior year. This guidance is based on same-store sales growth of 3% to 4% for the second half of the year, with stronger same-store sales anticipated in the third quarter. Second half earnings guidance includes the estimated impact of incremental store pre-opening and closing costs resulting from the increased number of expected store openings year-over-year, which the Company estimates will negatively impact second half estimated results by approximately $4 to $5 million, pre-tax, or $0.12 per diluted share.

Conference Call on the Web

Investors will have the opportunity to listen to the second quarter earnings conference call at
4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at and on our website at http://www.joann.com (go to the top of our home page and click on “Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #7490930.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 712 Jo-Ann Fabrics and Crafts traditional stores and 135 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors store openings and closings, the successful and timely completion and integration of the Company’s new distribution center, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004
(Dollars in millions, except per share data)		(Restated)		(Restated)
Net sales	$383.8	$371.0	$804.5	$775.9
Cost of sales	199.0	189.1	414.9	395.0
Gross margin	184.8	181.9	389.6	380.9
Selling, general and administrative expenses	176.1	160.0	354.0	324.8
Store pre-opening and closing costs	4.0	5.3	8.9	8.5
Depreciation and amortization	10.1	10.7	20.6	21.0
Stock-based compensation expense	0.3	2.0	3.0	4.0
Debt repurchase expenses	—	—	—	4.2
Operating profit (loss)	(5.7)	3.9	3.1	18.4
Interest expense, net	2.5	3.4	4.6	7.0

Income (loss) before income taxes	(8.2)	0.5	(1.5)	11.4
Income tax provision (benefit)	(3.1)	0.2	(0.6)	4.4

Net income (loss)	$(5.1)	$0.3	$(0.9)	$7.0

Net income (loss) per common share – basic	$(0.23)	$0.01	$(0.04)	$0.32

Net income (loss) per common share – diluted	$(0.23)	$0.01	$(0.04)	$0.31

Weighted average shares outstanding (in thousands)
Basic	22,580	22,149	22,525	21,976
Diluted	22,580	22,877	22,525	22,771

OTHER INFORMATION
Number of stores open at period end:
Traditional stores			716	766
Superstores			131	97
			847	863

Square footage at period end (000’s):
Traditional stores			10,484	11,130
Superstores			5,335	4,122

			15,819	15,252

Average square footage per store:
Traditional stores			14,600	14,500

Superstores			40,700	42,500

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	July 30,	July 31,	January 29,
	2005	2004	2005
(Dollars in millions)		(Restated)
Assets
Current assets:
Cash and cash equivalents	$16.7	$17.7	$79.6
Inventories	574.0	508.4	439.7
Deferred income taxes	21.3	21.5	21.3
Prepaid expenses and other current assets	19.0	19.9	22.3

Total current assets	631.0	567.5	562.9
Property, equipment and leasehold improvements, net	252.6	223.2	238.0
Goodwill, net	27.1	26.5	27.1
Other assets	11.3	10.5	11.3

Total assets	$922.0	$827.7	$839.3

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$199.2	$176.0	$167.2
Accrued expenses	51.2	55.2	91.6

Total current liabilities	250.4	231.2	258.8
Long-term debt	174.8	161.7	100.0
Deferred income taxes	27.6	32.8	27.6
Lease obligations and other long-term liabilities	54.7	40.2	44.0
Shareholders’ equity	414.5	361.8	408.9
Total liabilities and shareholders’ equity	$922.0	$827.7	$839.3